United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 22, 2006
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On August 22, 2006, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended July 28, 2006, and hosted a conference call to discuss the financial results for the quarter ended July 28, 2006. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 22, 2006 announcing financial results for the quarter ended July 28, 2006
99.2	Transcript of conference call held on August 22, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2006

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 22, 2006 announcing financial results for the quarter ended July 28, 2006
99.2	Transcript of conference call held on August 22, 2006

Exhibit 99.1
Press release dated August 22, 2006 announcing financial results for the quarter ended July 28, 2006

Applied Signal Technology, Inc.
Announces Third Quarter Operating Results

Sunnyvale, CA. August 22, 2006 – Applied Signal Technology, Inc. (NASDAQ – APSG) announced its operating results for the third quarter of fiscal year 2006 ended July 28, 2006.

New orders received during the third quarter of fiscal year 2006 were $30,204,000 representing a 33% increase when compared to new orders received during the third quarter of fiscal year 2005 of $22,672,000. New orders for the first nine months of fiscal year 2006 were $87,442,000 representing a 59% increase when compared to new orders of $55,082,000 for the same period of fiscal year 2005.

Revenues for the third quarter of fiscal year 2006 were $39,450,000 compared with revenues of $36,283,000 for the third quarter of fiscal year 2005. Revenues for the first nine months of fiscal year 2006 were $116,528,000 representing an 18% increase when compared to revenues of $98,446,000 for the first nine months of fiscal year 2005.

Operating income for the third quarter and first nine months of fiscal year 2006 was $1,777,000 and $7,043,000, respectively, compared with operating income of $2,752,000 and $9,751,000 for the third quarter and first nine months of fiscal year 2005, respectively. Third quarter fiscal 2006 operating income was reduced by $1 million compared to $750,000 recorded during the third quarter of fiscal 2005 to reserve for the estimated amount of indirect costs that will not be recovered through contract activities during the remainder of fiscal year 2006. Net income for the third quarter and first nine months of fiscal year 2006 was $924,000 or $0.08 per diluted share and $3,759,000 or $0.31 per diluted share, respectively, compared to net income for the third quarter and first nine months of fiscal year 2005 of $1,784,000 or $0.15 per diluted share and $6,138,000 or $0.52 per diluted share, respectively. Both operating and net income decreased due to stock-based compensation expense incurred as a result of our adoption of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment”. The stock based compensation expense and reduction to operating income for the third quarter and first nine months of fiscal year 2006 due to the adoption of SFAS 123R was approximately $947,000 and $3,213,000, respectively. Our effective tax rate for fiscal year 2006 is estimated to be 48.0% compared to our fiscal year 2005 effective tax rate of 40.3%. Our estimated effective tax rate increased as a result of non-deductible stock-based compensation charges incurred due to the adoption of SFAS 123R.

Mr. Gary Yancey, President and Chief Executive Officer commented, “We are performing quite well on all of our programs and this is reflected in our business fundamentals. Our marketplace comprises a relatively small community and program performance is known throughout this community. Therefore it is important that we have good performance. I believe the continued growth we are experiencing is largely a result of good program performance.”

“An illustration of the positive view of the Company by our customers is the presentation to us of an award by a major government office recognizing our contributions to the United States Intelligence Community. I believe that the current state of world affairs will create continued demand for more and better solutions for intelligence, surveillance and reconnaissance. I believe that as long as we continue to have good performance while developing these solutions we can continue to grow and remain healthy. Management’s main focus is on program performance.”

Mr. Yancey concluded his remarks, “In addition, we have undertaken a strategic initiative to provide more opportunity to capture larger and longer term programs. This includes an organizational re-alignment to better position ourselves as a prominent second tier supplier for such larger programs.”

Attached to this news release are unaudited condensed statements of operations and balance sheets for the third quarter and nine months ended July 28, 2006.

The Company will host a conference call on August 22, 2006 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on August 22, 2006 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and continued growth and the U.S. Government’s demand for our equipment as well as performance on current and future programs are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2005. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending July 28, 2006 and July 29, 2005
(in thousands except per share data)

	Three Months Ended		Three Months Ended
	July 28, 2006	July 29, 2005	July 28, 2006	July 29, 2005

Revenues from contracts	$39,450	$36,283	$116,528	$98,446
Operating expenses:
Contract costs	27,258	24,941	78,579	65,426
Research and development	3,986	3,295	12,273	9,611
General and administrative	6,429 ---------	5,295 ---------	18,633 ---------	13,658 ---------

Total operating expenses	37,673 ---------	33,531 ---------	109,485 ---------	88,695 ---------

Operating income	1,777	2,752	7,043	9,751
Interest income/(expense), net	107 ---------	248 ---------	178 ---------	628 ---------

Income before provision for income taxes	1,884	3,000	7,221	10,379
Provision for income taxes	960 ---------	1,216 ---------	3,462 ---------	4,241 ---------

Net income	$924 =======	$1,784 =======	$3,759 =======	$6,138 =======

Net income per share – basic	$0.08	$0.16	$0.32	$0.54
Average shares – basic	11,784	11,434	11,701	11,364

Net income per share – diluted	$0.08	$0.15	$0.31	$0.52
Average shares – diluted	12,019	11,699	11,976	11,734

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

	July 28, 2006	October 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$24,584	$18,920
Short term investments	2,000 ----------	10,615 ----------
Total cash, cash equivalents, and short term investments	26,584	29,535
Accounts receivable	41,180	48,466
Inventory	11,720	5,269
Refundable income tax	1,160	1,160
Other current assets	7,678 ----------	5,147 ----------
Total current assets	88,322	89,577
Property and equipment, at cost	72,131	68,619
Accumulated depreciation and amortization	(54,512) ----------	(52,328) ----------
Net property and equipment	17,619	16,291
Goodwill	19,725	19,785
Intangible assets	2,270	2,270
Less accumulated amortization	(848) ----------	(265) ----------
Intangible assets, net	1,422	2,005
Long-term deferred tax asset, net	6,534	5,821
Other assets	855 ----------	844 ----------
Total assets	$134,477 ========	$134,323 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued payroll and benefits	$16,804	$22,719
Notes payable	1,429	1,429
Income taxes payable	484	633
Other accrued liabilities	1,738 ----------	1,608 ----------
Total current liabilities	20,455	26,389
Long-term liabilities:
Long-term notes payable	7,143	8,215
Other long-term liabilities	1,873 ----------	1,787 ----------
Total long-term liabilities	$9,016	$10,002
Shareholders' equity	105,006 ----------	97,932 ----------
Total liabilities and shareholders' equity	$134,477 ========	$134,323 ========

Exhibit 99.2
Transcript of conference call held on August 22, 2006

Applied Signal Technology, Inc.
Third Quarter 2006 Earning Conference Call
8/22/2006, 5:00pm

Participants
Gary Yancey, President and Chief Executive Officer
James Doyle, Chief Financial Officer

Operator
Greetings, ladies and gentlemen, and welcome to the Applied Signal Corporation third quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone key pad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Corporation. Thank you, Mr. Yancey, you may begin.

Gary Yancey, President and Chief Executive Officer
All right. I think that most of you know that have dialed in, it is really Applied Signal Technology, Incorporated that you are listening to this afternoon. If you want Applied Signal Corporation, there may be a different number. We do welcome you to the third quarter conference call and results. As our normal format goes, I've got Jim Doyle, our Chief Financial Officer, here as well. He will recap the third quarter results from the results for the first nine months and make a few comments about that. I will have a few comments after that and then we will open it up for questions. With that, I will turn it over to Jim.

James Doyle, Chief Financial Officer
Thanks, Gary. Good afternoon, everyone. Before we begin, let me review our Safe Harbor statement. Our presentation today may contain forward-looking statements, which reflect the company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, in addition to the factors that may be discussed in this call. Important factors, which could cause actual results to differ materially, are contained in the company's recent 10-Qs and 10-K.

New orders received through the first nine months of fiscal 2006 were strong and amounted to about $87 million, which represented a 59% increase when compared to the same period in 2005. We believe that there continues to be an interest in intelligence, reconnaissance, and surveillance by the U.S. Government to responding to the threat of terrorist activities on the war against terrorism, and that we are well positioned to benefit from the staying that might result. We believe that our COMINT and sensor processing markets have strong growth potential, and that our moving of the ELINT market provides us an opportunity to diversify into a complimentary area.

I would like to briefly review the operating results for the third quarter and first nine months. Revenues for the third quarter were approximately $39.5 million compared with revenues of about $36.3 million for the third quarter fiscal 2005. Revenues for the first nine months of fiscal 2006 were approximately $116.5 million, representing an 18% increase when compared with revenues of $98.4 million recorded during the first nine months of fiscal year 2005.

Let me turn your attention now to the balance sheet. It continues to be very strong. The combined cash and short-term investments at July 28 were approximately $27 million, down slightly when compared to the same balances on October 31. The decline during Q3 was really a timing of cash received.

Accounts receivable totals were approximately $41.2 million. Included in accounts receivable are billed receivables of about $21 million and unbilled was about 20. Inventory balances at the end of July were approximately $11.7 million compared to approximately $5.3 million in October 31, 2005. The main reason for this growth is an unfavorable indirect rate variance of approximately $4.3 million.

Our precontract costs, or at-risk costs, are included in prepaid and other current assets, and we are about $1.2 million at the end of the third quarter. We do anticipate recovering all that $1.2 million through the course of this year. We paid dividends of approximately $1.5 million and $4.5 million year-to-date. We pay an annual dividend of $0.50 per share, payable at a quarterly rate of 12.5 cents per share. That is a brief summary of our financials for the third quarter and through the first nine months of the year. I will turn it back over to Gary. He has some comments, and then we will open it up for questions.

Gary Yancey, President and Chief Executive Officer
Alright. Thanks, Jim. While it is very obvious, of course, that the current state of world affairs is driving a need for better solutions and intelligence, surveillance, and reconnaissance, and as we have been saying and is staying true, we are becoming more of a complete provider of these solutions. We are seeing opportunities to combine some of our different offerings in a more complete solution. We believe we are seeing program opportunities coming along that we will be well-positioned to compete on. We are putting more emphasis on identifying the larger, longer-term opportunities to help bolster growth opportunities for the Company. As I said in the press release source, have major attentions staying on program performance and believe that program performance is doing quite well right now, and is being recognized, which is very important in our community. We think that as long as we continue to perform properly, that we have good opportunities for growth. We are still seeing the growth with the results that we just now presented. With that, then, I will open it up for questions.

Operator
Thank you. Ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speakerphone, it may necessary to pick up the handset before pressing the * key. One moment please while poll for questions.

Our first question comes from the line of Mr. Patrick McGardy from the FDR. Please proceed with your question.

<Q>: Hey Gary, how are you?

Gary Yancey, President and Chief Executive Officer
Pretty good, Patrick. How about you?

<Q>: Good, good. I was just wondering if you could just take a little time here and just give us a little bit more color on what the strategic initiatives are to go after the larger programs, is question number one. Then, question number two, have you seen any challenges on the funding flow relative to recent bookings, and then maybe some expectations for the remainder of the year on the booking side. Thanks.

Gary Yancey, President and Chief Executive Officer
Basically what we are referring to there, Patrick, is we had a minor change of organization where we got a concentrated group of senior individuals reporting in to our Chief Operating Officer, that it is trying to look at longer-term, larger opportunities, the ones that sometimes you need to be tracking two to three years before the government at least, needs an issue a request for a proposal, and if we're trying to bring that up to the corporate level to put the concentration on finding these opportunities and positioning the Company, either on a teaming relationship with a larger integrating contractor or just at a contractors or positioning the Company, if it requires inner division of support for the opportunity. Whereas each division is typically concentrating on meeting to feed the machine for the year, what we are trying to look at is some things that are further out, but would be larger and longer term, and concentrating on bringing those in. We have been employing some senior consultants and a lot of mixed government officials to be working with us in that regard as well. It is not a major restructuring as much as it is kind of a corporate-level thinking about going after the future initiatives. I was not quite sure I understood the question.

Order flow, we think, again it gets lumpy and some things can slip, and what we saw last year we could see again this year, where they might slip into the first quarter of next year, a little bit more strange phenomena for us, but we have some customers now that have the kind of money that they can slip across government fiscal year borders the end of the government fiscal year. Some of them could slip out. We think that we still should be able to get a book to bill right around one for the year, maybe a little bit better. That is pretty much still on track with what we have been planning. I think that was your question on the orders.

<Q>: Great, thank you.

Operator
Thank you. Our next question comes from the line of Miles Walton with CIBT Markets. Please proceed with your question.

<Q>: Thanks. Good afternoon, guys.

Gary Yancey, President and Chief Executive Officer
Hi.

<Q>: In terms of a couple of near-term opportunities, Helix being one, I think is a year-end decision, can you give us an update on that program as well? Are you competing on the Crew 2.1 program? Also, how is the Army airborne COMINT program tracking since October for first delivery?

Gary Yancey, President and Chief Executive Officer
Okay. I will try to remember all of these. I should have been writing.

<Q>: Sorry.

Gary Yancey, President and Chief Executive Officer
The Helix, it is our belief just like with most of any of these, that if anything happens it will shift somewhat to the right. I believe that the United Kingdom is still targeting well... It would be probably in the January time frame, December to March time frame. I have NARP out and yes we are teamed with Lockheed Martin on that, and that will be a competition between them and L3 COM and working with Lockheed.

The second question...

<Q>: About the Army airborne...

Gary Yancey, President and Chief Executive Officer
Oh, on the airborne, that at least was one of them. Yeah, we are in flight fairly consistently. In fact, it's pretty grueling flight tests right now, and that's some of which what we call "Fix and Fly", or "Fly and Fix", actually. We are making adjustments to algorithms and all as a result of calibration tests. It is also calibrating a plane for direction finding and all. We are still on target for October on that. There is a lot of pressure to meet that. So far, and knock on any wood that you can find, we are having pretty fair luck technically in the development there.

The third question, I am forgetting...

<Q>: It is the Crew 2.1 program...

Gary Yancey, President and Chief Executive Officer
Oh. No, actually, we are not on Crew 2.1 right now. We are still trying to work some initiatives. We have been working with EDO to see what we can do to improve their jammer capabilities, and we are not in that competition. I am not sure if that request for proposal has actually hit the streets yet, anyhow. I think that it is still a little bit early and we may well be competing on that when it does come out.

<Q>: Ok, great. Jim, operating cash flow and CapX, could you just give that?

James Doyle, Chief Financial Officer
Sure. Let me give you the numbers, Miles. At July 28, net cash provided by operating and operating activities is approximately $2.7 million.

<Q>: Yep.

James Doyle, Chief Financial Officer
And then depreciation and amortization was approximately $3.8 million.

<Q>: And CapX?

James Doyle, Chief Financial Officer
CapX, approximately $4.6 million. That is year-to-date.

<Q>: Right, right. Okay. And, Jim, could you talk a bit about reigning in the financial impact of the SFAS 123 on your GAAP recorded results? I know there is a lot of carry-over from prior years, but I guess how soon, and I know you have looked at it. How soon can you start to bring that down on both the expense as well as the tax rate impact. Is it a gradual three years?

James Doyle, Chief Financial Officer
Yes. It will be over like a three-year period like you said, Miles. We have been looking at this closely and we are in Silicon Valley and there is the issue of using stock compensation to attract and retain the talented staff that is needed to perform the sophisticated engineering that our folks are doing. What we have done is we have looked at incentive stock options and probably won't plant those because you don't get any positive tax affect from that, unless it becomes a disqualifying disposition. We are steering clear of incentive stock options. We have adopted restricted stock as one way to retain people. Also, to lower compensation expense. We will probably adopt more of that practice. Nonqualified stock options, we have granted those this year. We will probably reduce the amount there and drift more towards granting restricted stock in the future. As far as the employee stock purchase plan, we are taking a close look at that, too, because there are additional expenses as a result of that reset provision. We are taking a look to see what we can do on the employee stock purchase plan and trying to reduce that expense.

<Q>: Maybe three years out you can get back to the 40% tax rate?

James Doyle, Chief Financial Officer
Yes. Because then you would see all of those expenses, the over-hang expenses, go away and then if we are granting restricted stock and if there are some things we can do on the ESPP side, probably three years out.

<Q>: Okay. Then, just a last one, Jim. The precontract costs $1.2 million, I think last year precontract costs were only roughly $0.3 million in the third quarter, and then you have a $4.3 million bogie on indirect rate variance?

James Doyle, Chief Financial Officer
Yes.

<Q>: It just seems like a big number to be making up in the fourth quarter. I guess your implied sales must be significant as well looking for a $70 million number.

James Doyle, Chief Financial Officer
Well, when we looked at how the combination of contract activities through the remainder of the year and how we might absorb that variance, that is why we took that million dollar reserve because we think the variance at the end of the year, we won't be able to absorb but about a million dollars of it. We took a reserve here in third quarter.

As far as the precontract costs, that $1.2 million I do believe will recover. There are a couple of programs that it's really just taking some time for the government to get around to funding us. We don't see any problems there. We just have to be persistent and keep after those customers and we keep hearing, "yep, we are going to pay, we are going to pay, we will get to it," so there are two programs that represent about a million dollars of that $1.2 million. We believe we will collect that money.

Gary Yancey, President and Chief Executive Officer
You do remember that about 80% of our contract activity right now is cost reimbursable, so with that and direct variance at the end of the year, even if there is a variance still against the cost reimburse will contract so we can go back and bill the government for that. We are also taking that into account when we are looking at closing the variance.

<Q>: Okay, got it. Thanks.

Operator
Thank you. Our next question comes from the line of Mr. David Gramous with Thomas Weisel Partners. Please proceed with your question.

<Q>: Thanks. Good evening. I wanted to ask you about your thinking on M&A. It has been over a year since you made the DTI acquisition. What is your thinking regarding further acquisitions, and if you are out looking, what kind of things are you looking for?

Gary Yancey, President and Chief Executive Officer
Does M&A stand for measurement and analysis?

Actually we are not looking right now and the thinking is probably the same as it has been then. We look at this as... Absolutely was not an external growth move. This was bringing in a capability where we thought the core AST and the Company DTI that we acquired and capabilities that combined, we could do quite well in the sensor signal processing area, where you are trying to capitalize on that, and use these additional capabilities to go after some of these larger opportunities, I was talking about. That is really where management still is focusing its attention. You probably just don't want to be thinking of us as an acquisitive company that much. It does not mean that there might not be some out in the future, but it is not going to be in the near-term future.

<Q>: Okay. Thanks. That is helpful. Other than that, I just had a few housekeeping-type questions. Jim, the operating cash flow is $2.7 million. Was that for the quarter or for the year-to-date?

James Doyle, Chief Financial Officer
That is a year-to-date number.

<Q>: Okay. So, negative for the quarter?

James Doyle, Chief Financial Officer
Yes.

<Q>: Okay. Can you see how much revenue was contributed by DTI in the quarter?

James Doyle, Chief Financial Officer
Well, our sensor signal processing group is combined into the entire entity, Dave, so we don't look at it like that, but it's the sensor signal processing group is run... It's revenue rate was about $5 million for the quarter.

<Q>: Okay. On the mix of cost plus and fixed price revenue, I think Gary mentioned that the cost plus is still up in the 80s. Is that about right, about 80% or do you have the actual number?

James Doyle, Chief Financial Officer
Yes, we have the actual number year-to-date. Revenue is about 85% from cost-type programs and 15% from fixed price.

<Q>: Do you happen to have that for the quarter versus year-to-date?

James Doyle, Chief Financial Officer
Yes. For the third quarter, fixed price-type is about 11% and then cost-type was about 89%.

<Q>: That has picked up. I am just curious as you look into next year, with the visibility that you have in your backlog, do you kind of see it staying around this level or will we some tilt back toward fixed price?

James Doyle, Chief Financial Officer
Well, we are not sure of that, David. I did not realize I actually thought it was a little bit closer, of course, to the 80% as said, when we were just reviewing the queue. I just missed on that. As we said before, as we push for the larger programs like one on the Army Airborne program, where we are the integrating contractor and we go after these, there are invariably going to be developmental enough that they will be cost reimbursable. If you get some halo, I guess you would say, of products sales might get there. I think, thinking in the 80 or maybe 75% cost reimbursable and probably not ever much less than that, probably in that 75 to 80% as we go forward.

<Q>: Okay. Then last one for you, do you have the headcount at the end of the quarter?

James Doyle, Chief Financial Officer
The headcount at the end of the quarter was approximately 650 employees.

<Q>: So that is down a little bit from April?

James Doyle, Chief Financial Officer
Yes.

<Q>: Great. Thanks very much.

James Doyle, Chief Financial Officer
Sure. Thanks, David.

Operator
Thank you. Our next question comes from the line of Mr. Brian Gesuale with Raymond James. Please proceed with your question.

<Q>: Yeah, hi, guys. Thanks for taking my question. Gary, I am wondering if you can elaborate a little bit more...seems like I've seen today's and going after larger programs as integrator, I'm wondering if you can talk to some of those programs maybe that you are currently involved with and maybe just an outlook for some key wins that you will be looking for over the next nine to twelve months.

Gary Yancey, President and Chief Executive Officer
A couple of them that we have talked about in times past, there is motion mission reconfigurable unmanned undersea vehicles where we are on a General Dynamics electric boat's division lead team, that has slipped some, and the Navy thinks that requests for proposal will be up probably mid next year on that. It slipped some. That is definitely one on the horizon. We have another one of the larger ones that we are going to be going after. Jeez, it totally flew away from me on that one. We have also come across a pretty large procurement, where we would have to be a sub and we are trying to line up with team right now on some data-mining recall and knowledge discovery-type program, and classified the office that it is coming out of, but it is an intelligence community office and it will be a multi-hundred million dollar program that we will be on some team to bid. We have some classified opportunities related to some of the clandestine systems that we have done before where it is not obvious that it be full of source even though it could be follow-ons in the same area. It is not obvious they will be sole source, but we are in fact, under contract as many other contractors in a preproposal, kind of a funded proposal phase if you like, where we're in the fray, and that would probably be the early part of next year and it's still too early to even have an idea of what our involvement could be, and whether we would be on a team or this time might actually be on that one on our own. We have continued follow-on, of course, and Army Airborne program. They have many platforms that they are developing and again my theme in this press release, as long as we keep performing I think we will be in the integrator role there as we have been. We also have another, actually the customer is classified, but it is an unmanned undersea vehicle program where we are employing our synthetic aperture sonar capabilities to build a complete system. We are in the second-third of about a $12 million program there, and we are working that, and then there will be the third phase of that program. It also has a fairly good sized production opportunity after that. Not all of this with that customer. Once we have developed that capability, we think there will be Navy customers that will want also want that capability. Those are some of the ones that we are seeing in the next year to year and a half, that we are positioning ourselves for. Of course, we are also trying to uncover some of the ones, and it will probably also diversify our customer base more as we find some of these. Because we are really trying to work outside of our conventional customer community.

<Q>: Great. That is very helpful. I was wondering if you could provide a little bit of color on the near-term fundings environment. I know the question was already asked but, are you seeing that, I guess you are hearing more and more anecdotally about shortages of personnel to award contracts and things of that nature, particularly in a lot of the intelligence community. I was wondering, should we look at the order flow to look similar to last year or where do you think it does have more of the Q1 weighting versus Q4?

James Doyle, Chief Financial Officer
That is really not clear yet and probably Q4 will still be a pretty heavy weighting. That has kind of been our traditional profile. We don't see anything that will chip that. We are seeing a little bit in a couple of areas, a couple of main customers that we have dealt with. They still question a little bit where the funding is going to be and how to spend it. That has held some things. We don't think that it is going to hold into next fiscal year, but it has held it up some. We are working with one main customer on setting up, basically, on negotiated price lists on a lot of the products and we are pretty sure that product orders from that customer are kind of being held until we have that negotiated. We are in the negotiations now until that is done, because it is a much easier procurement process for them. I don't believe we have seen, well we have got one customer where we have had some issues with enough staff on the procurement side, but that is almost probably about down to one customer, they're just always delays. I haven't heard too much about staffing actually being the issue on their side.

<Q>: Great. Thanks a lot. Just one final housekeeping question. Did you give out a backlog and a funded backlog number?

James Doyle, Chief Financial Officer
Brian, the backlog number at the end of the third quarter was approximately $113 million, and funded, we don't report funded backlog but it is probably around the 70% level that is funded.

<Q>: Great. Thanks so much.

Operator
Thank you. Our next question comes from the line of Trey Snow with Priority Capital. Please proceed with your question.

<Q>: Hi, Gary.

Gary Yancey, President and Chief Executive Officer
How are you doing, Trey?

<Q>: I am doing great, how are you?

Gary Yancey, President and Chief Executive Officer
Not bad.

<Q>: I was hoping you could provide a few more comments on this organizational realignment, because from your comments earlier, it kind of sounds, and no offense, but it just kind of sounds like things that maybe you should have been doing all along. I mean, are there personnel being added or moved? Can you just kind of flush out a little more about what is going on?

Gary Yancey, President and Chief Executive Officer
No offense, I never mind being called a dumb chair, and it never offends me. You look back on the armchair quarterback a little bit, you could say, "Hey, this would have been good to do quite some time back." There is not a lot staff, but some senior staff that is putting some into positions where we can concentrate, as I was saying, on not so much the next 6 months of feeding the machine and executing on the programs, but we can concentrate going back to some of those ones I was talking about, concentrate on an opportunity right now where we are trying to position ourselves with one or two or three major prying's on this big opportunity in the data mining now, at least management area, that won't be a contract until almost a year from now. Right now, we can put some emphasis on positioning ourselves and figuring out how we can bring the right technologies forward, to apply probably so much R&D investment as more investment in business development and working with our team to have what we think will be strong competitive position when it comes back. If we bury that in the technical divisions, we have five technical divisions and if we bury that in the technical divisions or try to get that into the technical divisions, it gets lower priority because they are worrying about executing on the current programs, feeding their machines in the next 7 and 8 months, and working the same customers and follow-on with programs they have. For us to keep growing and grow with larger, longer-term programs, we felt that the business development for that needed to be concentrated at the corporate level so we've got a group of people reporting into our Chief Operating Officer, that have that chartered.

<Q>: Okay. So will there be any significant additional expense or it will this be marginal?

Gary Yancey, President and Chief Executive Officer
Actually it is really just kind of a refocusing of where we are putting some of the efforts in. It is just pulling some of those efforts out of the divisions and bringing them up to report to the Chief Operating Officer. We are not really looking at putting any kind of upward pressure on the expenses.

<Q>: Okay. That makes sense. My second question regarding the indirect cost variance, I was I guess, a little surprise at how it widened this quarter. Are there any unusual expenses that we're making taking this quarter versus a year ago or is it kind of normal costs that have built up?

James Doyle, Chief Financial Officer
No, Trey. Compared to a year ago, there is nothing unusual. It is just the way we seize the FY06 finishing. There is nothing in particular.

<Q>: Labor? Materials? It is more on the labor side or the material side?

James Doyle, Chief Financial Officer
It is more on the labor side.

<Q>: Okay.

James Doyle, Chief Financial Officer
Some of that has been some slippages in the programs and so the labor was not required earlier on. It was not really a staffing issue. Of course, as you saw, the turnover has reduced the staffing a little bit and we are definitely hiring and in some offices hiring even more heavier than other locations. The labor has just been a little bit of slowness in some of the bookings over what we had originally projected, and a lot of these expenses such as Sarbanes-Oxley and it goes on and on and on with all of the help we get as a public company from our U.S. Government. Those expenses we really cannot control, and so if we see some space slipping to the right a little bit, then it can get the variance through.

<Q>: I got you. Okay. Thanks, guys.

Operator
Thank you. Our next question comes from the line of Michael Lewis with DB&T Capital Markets. Please proceed with your question.

<Q>: Gary, Jim, good afternoon.

Gary Yancey, President and Chief Executive Officer
Hi, Michael.

<Q>: Gary, if you could just go back to what some have called some strategic initiatives, if we are looking at two or three years on engagements that you are going to try to compete for or be more aggressive on. Will you be focusing as a prime contractor or is this going to be more of a subprime mix or more sub work?

Gary Yancey, President and Chief Executive Officer
It will probably still be more sub. You have to remember our size and we are more second tier on a lot of these things. We are talking with other companies about trying to get some strategic alignment and that has nothing to do with M&A, make sure you understand that and it truly is strategic alignments where we may be both investing R&D both be investing business development expenses to go after some of these opportunities, many times though, in fact some of the emphasis here in looking out at some of these larger programs is to get better known by other primes other than some of the ones we have worked with, and even maybe better known by some of the primes we have worked with, since there are always big companies with many divisions in them, To be known as a good second tier sub and go after various pieces of programs. We won't ignore opportunities to go in a prime role, those would be something more like our Army airborne program with a run rate of about $30 million a year, that kind of program over a number of years, so that we are showing that we can be a prime and many subcontractors, and as we have those credentials well inked and on our resume so to speak, we will be looking for other opportunities. When they are multi-million dollars we are still going to have to be in the sub role.

<Q>: Okay. Jim, with regard to the indirect rate variance, is the $4.3 million kind of a worst case right now?

James Doyle, Chief Financial Officer
Well, that is what the actual variance is, Mike, through the first nine months and so the short answer is do we project forward for the end of the year, yes, that is the worst case. If you assume that there is a $4 million variance and we don't recover 25% of it, that is how we got there. That is our best estimate right now.

<Q>: Okay. Gary, I was wondering if you could discuss the competitive pricing environment within your chief customer set, more specifically, have you witnessed any tightening at the NSA or CIA and are there any new companies that you are competing with that you had not seen say six or twelve months ago that you are now seeing out there? Could you just give us an idea how that is progressing there?

Gary Yancey, President and Chief Executive Officer
Of course, you are supposing that we deal with NSA and CIA and I will leave that as your guesstimate. We are probably not seeing anything different. One of the things they're trained to do working with contractors, is obviously try to control the cost and lean on the contractor for that, so I think, any of the companies would tell you, that consistently they will be concerned about the cost, but we are probably not seeing any difference in the environment than we probably ever have in this company's lifetime. It is kind of the same concerns. There is no spilling out for the tax-payer, that means we do a good job at trying to do that, and assured that they can get the best deal. It is a very tightly regulated contracting mechanism. There is not a lot a contractor can do. You can just have some real waste and that is what they have to try to watch, but there is not a lot a contractor can do to just run up the cost, and since cost based pricing that we go through. You'd rather really disclose, absolutely, your best estimate of costs and you audit it afterwards on the contracts many times to make sure how you are performing. I think that environment has stayed the same. I forgot the second part of your question.

<Q>: I think that should do it. I will just finish out here. You had 11% fixed price contract work in the quarter. Would you expect to see fixed price business increase moving out through the end of the your fiscal year?

Gary Yancey, President and Chief Executive Officer
Well, a lot of things, we will get product orders there. You know I mentioned that price lists? They actually call them the basic ordering agreement, but it is a prenegotiated price list. We think that there has been some holding until that is done by one agency, before they would place orders for products, it is much easier for them to do that and they can do it very expeditiously. Our typical pattern will have more product orders. That's also until we can build inventory, they can also turn pretty rapidly to revenue in our fourth quarter.

<Q>: Thank you very much.

Gary Yancey, President and Chief Executive Officer
Thank you, Michael.

Operator
Thank you. Our next question comes from Mr. Jim McElroy of Unterburg Tobin. Please proceed with your question.

<Q>: Great, thank you. I am a little bit confused by the results of the past two years. According to everything we have read and seen and what you guys have said, the funding environment has been pretty robust. If you take a look at your revenues and x'ing out DTI, it seems to be stuck at about $140 to $145 million. It just seems to me that your core business is stagnant, and I am just trying to understand why that would happen in the environment that seems like it should be pretty favorable for you.

Gary Yancey, President and Chief Executive Officer
Well, it is an environment where the requirements have been there and the spending has, I guess you could call it, robust. It does come along and sometimes ways causes it to be somewhat lumpy. I wouldn't say our core business is stuck. Our core business is our entire business and it has taken on a different flavor. It is still growing and we don't look at it, since it was not really external growth, we don't look at it like well we added a new leg on the stool and it is growing at a certain rate. We are looking at our entire business's core and we have seen some things, this Navy program we have talked about which of course is competitive. MRUUV has slipped almost a year. That's when the Navy thought they were going to write a contract. Those big programs will see that hemiwidth, our Army airborne program, some orders that we had thought would come in mid Q4 of 2005 came in first quarter of 2006. That slipped a little bit of the revenue. You will some of those things coming along and whether you say well the business is fractured just happens to be a year or two that the growth has not been as high as maybe the next year downstream, that would be more of the way I would look at it. It's whole host of reasons, so we are not necessarily seeing anything fundamentally wrong. We, obviously, have been talking some about it probably more than we needed to today to tie everybody up, but we have been talking about some minor initiatives. We think they are smart initiatives. We will know better in a couple of years to go after some of the bigger, longer-term opportunities and that's got both a good side and bad side, but in theory that should allow us more opportunities for more growth.

<Q>: Okay. Just two other things. I have been reading a lot about bans possibly resurrecting. Can you comment on that? Secondly, the Texas ELINT initiative, can you give us an update on that, please?

Gary Yancey, President and Chief Executive Officer
Yes. The ban is actually the one that actually escaped from me earlier when somebody asked a question about some of the other. Ban has resurrected. If you do remember, the Navy was involved in ACS even though it was an Army-led program. The Navy was going to be having benefit from the ACS platform. That had them, probably, a little bit in a ban on how soon to come forward with the ban's program. Now that ACS has been cancelled, we have industrial briefings. They've actually got a timeline for when the request for the proposal will be out, which I think is like next April if I am not mistaken, and intends to have a mid-summer award next year. It is definitely resurrecting.

<Q>: And the Texas ELINT?

Gary Yancey, President and Chief Executive Officer
Oh, I am sorry. I am really losing it today. You guys got to quit throwing so many questions at me. I am getting too old for this.

Texas ELINT, we are in early test phases on portions of the product that we are developing, and of course that is where we have the Helix opportunities that have been referred to earlier, and other opportunities coming along. We believe that it will start generating some revenue in our early to mid fiscal 2007, and there are a lot of opportunities, that are really just needing to get the product completed and demonstrated and demonstrated airborne, and a lot of those opportunities are larger ones and as I said earlier, these things will sometimes slip to the right. It is still pretty well on track with what we originally planned.

<Q>: Okay, thank you.

Gary Yancey, President and Chief Executive Officer
Thanks, Jim.

Operator
Thank you. Our next question comes from Mr. Steve Levenson of Ryan Beck. Please proceed with your question.

<Q>: Hi, Gary and Jim.

James Doyle, Chief Financial Officer
Hi, Steve.

<Q>: Gee, all the good questions have been asked. Do you see the business in the future shifting at all towards the military and away from the three-letter agencies, assuming of course that you do business with them?

Gary Yancey, President and Chief Executive Officer
I thought you were going to ask me about guardrails, Steve.

<Q>: You can answer that one if you want to.

Gary Yancey, President and Chief Executive Officer
I have absolutely said all along that I think the business will probably shift in the mix, it does not necessarily mean that there still wouldn't be growth with the three-letter agencies, but the kinds of issues the U.S. Government has to deal with today, the three-letter agencies a lot of times are not adequately organized or staffed to really handle it. We worrying about individuals and groups of individuals simultaneously around the world and that just almost dictates that the military has to be a major global security provider and that is going to require intelligence, surveillance, and reconnaissance capabilities, that they haven't needed before. We believe we are seeing it now. There are longer-term procurements, as I know you know, so it doesn't just happen overnight, but we are seeing more and more requirements coming out of the military organizations that are ISR related.

<Q>: Okay, thanks. On the contract that you have been awarded recently, do you seem them as the same shorter-term that you have had before, longer-term, or are these deals that are going to go for a year and that is part of the reason you are making that management shift?

Gary Yancey, President and Chief Executive Officer
No, I think the contracts are about the same duration. Jim and I usually try to ask, because we never really tried to kiss the ground as much, but you kind of think that we probably average around a fifteen-month type duration on our contracts and we are not seeing a shift. What we believe, Steve, is that for more growth opportunity, we've got to be positioned to get some of the bigger opportunities. It doesn't mean that we are going to give up our investment and technology and it sure does not mean that we can give up on the smaller opportunities like we do now, or multi-million type opportunities as well, and a lot of times that can be the advantage that we have when we are competing for some of the big programs, is the technology that gets developed it is just, depending on what your ultimate goals are for building a company, if you are stacking it out of one-half to five million type programs, it just strikes us, that you have a lot more stacking to do and so it would be kind of nice to get some of the larger programs as well.

<Q>: Okay, thanks. Last, the headcount coming down a little bit, do you have enough guards to do the work you need to do, over the balance of the year?

Gary Yancey, President and Chief Executive Officer
Yes. We are open for business. As I mentioned, we are hiring now. We are hiring at two or three of our locations fairly aggressively, and we see some pressure that sometimes in some spots, either by the whole industry or clearance requirements, but that has not really changed and headcount came down some. I think the economy is picking up some. That causes attrition to pick up a little bit. That has come down some. With some slippages of orders over what we originally planned, it didn't require turning that around until more recently and now we are more aggressive on the hiring front.

<Q>: Great. Thanks very much.

Gary Yancey, President and Chief Executive Officer
Thank you, Steve.

Operator
Thank you. Our next question comes from the line of Mr. David Gramous with Thomas Weisel Partners. Please proceed with your question.

<Q>: Thanks. Just a quick follow-up. In thinking about the growth rate next year, I know you talk about 20% over the longer-term. You are kind of projecting a full year book to bill around 1.0 and estimated contract opportunities, but nothing that sounds like it is going to really provide an immediate boost. Also you talked about some order slippage, what is your level of confidence that the revenue will increase in fiscal 2007 or is it possible that top line could be flat or even down a little bit next year.

Gary Yancey, President and Chief Executive Officer
Well, we are not seeing that and the real issue is how high double-digit growth is and if a definite 20%. The pipeline, as we roll it up each year for a five-year look, still has not changed from what we talked about before and again, as we have always tried to point out, that can be referred to lumpy. It doesn't mean that each year might be a 20% plus year, but we are not seeing any difference with the best visibility we got five years out in the way that rolls up, and we are sure not anticipating revenue flat or going down next year.

<Q>: Okay, thank you.

Operator
Thank you. Our next question comes from the line of Mr. Tim Hacella. Please proceed with your question.

<Q>: Good afternoon. Any foreseen changes in your dividend policy going forward?

Gary Yancey, President and Chief Executive Officer
Oh in the dividend. Well we haven't yet, Tim, I mean you know, been able to service the dividend and maintain cash and then slightly grow it. We think it is one way to get some return to our shareholders and so I think we plan on staying on with it. We, as a board, evaluates it at every board meeting, which is every quarter, and looks at our cash position, looks at anything else that might be a heavy usage of cash, and we really don't have those things on the horizon. We haven't thought of changing it yet.

<Q>: I asked this last quarter, but any change in thoughts to buy stock back here? Stock may be down tomorrow? You're talking about issuing stock to incentivize people to be competitive in your area and your stock hasn't done well, I think you've know that they last couple of years. Just your thoughts on that.

James Doyle, Chief Financial Officer
Tim, we didn't have any plans to buy back the stock. We did that in the 90s. We saw that in a small cap company that we have problems with a flow. It doesn't seem to impact our stock price when we do any kind of a buy-back. Plus, the other thing that is difficult to do as we are paying a dividend, to then also buy back the stock, we can't do both. We would like to continue the dividend payment, and we just don't see the advantage right now in buying back that stock. You are right, the price is getting down there and it appears to be an attractive price.

<Q>: Okay. I guess, with respect to product sales for the rest of this fiscal year and next year. Can you give us any kind of color or guidance on how we should look at that? The products, those numbers have been extremely low over really last three quarters and lower than last year, I believe, can you sort of color on that?

Gary Yancey, President and Chief Executive Officer
I mentioned earlier, in thinking of terms of 15 to 20% product sales for kind of the foreseeable future would probably be the right way to look at it. If we would get something that would be a larger volume product order with one of these military groups, like the question that was asked a little bit earlier. If we get in with them, that could change the flavor of that. As we keep going for a bit bigger program, they aren't as typically developmental, and they are not as product oriented. There are a lot of unique requirements coming out that don't have large volumes of products, but have a lot of development and so then there will be cost reimbursement.

<Q>: Okay. Great. Thank you.

Gary Yancey, President and Chief Executive Officer
Thanks, Tim.

Operator
Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad.

We have a question from Michael Lewis of DB&T Capital Markets. Please proceed with your question.

<Q>: Jim, do you have a current turnover rate for the third quarter?

James Doyle, Chief Financial Officer
A staff turnover rate?

<Q>: Yeah.

James Doyle, Chief Financial Officer
It is about 7%.

<Q>: 7%?

James Doyle, Chief Financial Officer
Yes.

<Q>: Okay. What are your current...

James Doyle, Chief Financial Officer
I am sorry, Michael. We really look at that on a trailing try so you might want to watch that little bit because we try to look at it over a longer-term window, and that is what gets reported to us and that is what has come up to about 7%. It had been down, probably four or five months ago, more like 5% I think and it's creeping up to 7. For the quarter, it might have been a percent or two higher than that. We don't look at it that way.

<Q>: That's fine. With regard to expectations on headcount, you were at, I think, 673 employees at the end of your fiscal year 2005. What is your expectation pulling out of the end of fiscal year 2006?

James Doyle, Chief Financial Officer
You know, I haven't seen what the predictions are right now but the latest one, it might be more back in the 670 area. It is in that range, Mike.

<Q>: Okay. Thank you very much.

Operator
Thank you. Once again, ladies and gentlemen, to ask a question, please press *1 on your telephone keypad.

Gentlemen, it appears there are no further questions at this time.

Gary Yancey, President and Chief Executive Officer
Okay. Thanks, Jen. Thank you very much for the good questions. That will end the conference.

Operator
Thank you, ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time.